Exhibit 99.1

                  The Children's Place Retail Stores,
  Inc. Reports March Sales; Commences Search for President of Disney
    Store; Consolidated Comparable Store Sales Increased 6%; Total
                   Consolidated Sales Increased 12%

    SECAUCUS, N.J.--(BUSINESS WIRE)--April 6, 2006--The Children's Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the five-week period ended April 1, 2006.

    -- Total consolidated sales increased 12% to $173.4 million, compared to sales of $154.7 million reported for March 2005. March sales included $133.2 million from The Children's Place brand, a 14% increase compared to last year's sales of $116.9 million, and $40.2 million from Disney Store, a 6% increase compared to last year's sales of $37.8 million.

    --  Consolidated comparable store sales increased 6% in March.

    -- The Children's Place brand comparable store sales increased 7% compared to last year's 10% increase.

    -- Disney Store comparable stores sales increased 2%. Excluding media, Disney Store comparable stores sales increased 11%.

    -- During March, the Company opened three The Children's Place stores.

    Nine-week Period

    -- For the nine-week period ended April 1, 2006, total consolidated sales increased 10% to $287.3 million, compared to sales of $261.5 million reported for the same period last year. Sales for the nine-weeks included $217.9 million from The Children's Place brand, a 10% increase compared to last year's sales of $198.4 million, and $69.4 million from Disney Store, a 10% increase compared to last year's sales of $63.1 million.

    -- Consolidated comparable store sales increased 4% for the nine-week period.

    -- The Children's Place brand comparable store sales increased 3% compared to last year's 15% increase.

    --  Disney Store comparable stores sales increased 6%.

    -- During the nine-weeks, the Company opened three The Children's Place stores. In addition, the Company closed one Disney
        Store.

    "Our March sales results were particularly strong given the Easter shift into April and the fact that Disney Store was up against last year's very successful DVD release of The Incredibles," said Ezra Dabah, Chairman and Chief Executive Officer of The Children's Place Retail Stores, Inc. "At The Children's Place brand, our momentum was fueled by strong sales of our Easter dressy assortment for which we have become famous. At Disney Store, we are pleased with the continued positive trend of the business."
    Separately, the Company announced that Mario Ciampi, President of Disney Store, is leaving the Company to pursue other interests, effective the end of April. An active search is underway to fill Mr. Ciampi's position. In the interim, Ezra Dabah, Chairman and Chief Executive Officer, will oversee the Disney Store business until a successor is named.
    "Mario has meaningfully contributed to our growth and success over the years," said Mr. Dabah. "Under Mario's leadership we have successfully integrated the Disney Store business into The Children's Place. We thank him for his hard work, dedication and wish him all the best in his new endeavors."

    In conjunction with The Children's Place March sales release, you are invited to listen to the Company's pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, April 13, 2006. To access the call, please dial (800) 642-1687 followed by the Conference ID #7071684, or you may listen through the Investor Relations section of the Company's website, www.childrensplace.com.

    The Children's Place Retail Stores, Inc. is a leading specialty retailer of children's merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary "The Children's Place" and licensed "Disney Store" brand names. As of April 1, 2006, the Company owned and operated 805 The Children's Place stores and 316 Disney Stores in North America and its online store, www.childrensplace.com.

    This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.



    CONTACT: The Children's Place Retail Stores, Inc.
             Heather Anthony, 201-558-2865